FOR IMMEDIATE RELEASE
August 2, 2006

Extendicare Health Services, Inc. Releases 2006 Second Quarter Results

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net income from continuing operations for the 2006 second quarter of $8.6 million compared to $19.3 million in the 2005 second quarter. This decline resulted from a number of items, including restructuring fees, lower prior period Medicaid settlement adjustments, below inflation Medicaid funding increases, and lower Medicare census. Lower prior period Medicaid settlement adjustments received in the 2006 second quarter compared to the 2005 second quarter negatively impacted pre-tax earnings from continuing operations between periods by $5.1 million. The loss on disposal of assets of $2.6 million recorded in the 2006 second quarter included $2.3 million of legal, audit and other professional fees associated with the proposed spin-off of Assisted Living Concepts, Inc. (ALC).

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE.A and EXE; NYSE: EXE.A). In a separate release issued today, Extendicare Inc. provided an update on its reorganization process.

In connection with the reorganization proposed by Extendicare Inc., it is anticipated that EHSI will refinance its senior notes, senior subordinated notes, term loan and revolving credit facility. After the refinancing is complete, EHSI anticipates deregistering with the SEC in respect of its filing requirements.

On July 27, 2006 the Centers for Medicare & Medicaid Services (CMS) announced their final regulations and rates for Medicare for fiscal 2007, indicating the implementation of a 3.1% market basket increase, effective October 1, 2006. EHSI estimates the Medicare rate increase will result in a net improvement in its average Medicare Part A rate per diem of about $11.44, based on the average rate for the 2006 second quarter.

EHSI typically receives new annual Medicaid rates effective July 1 in seven of the 11 states in which it operates nursing facilities. EHSI continues to await finalization of the new rates in the majority of its states; however, it has received rate increases of 9.4% in Washington and 0.3% in Ohio.

EHSI’s average daily census (ADC) of Medicare patients on a same-facility basis declined 7.4% to 2,250 in the 2006 second quarter from 2,430 in the 2005 second quarter. Medicare ADC also declined by 3.7% compared to the 2006 first quarter, which is the normal trend between these quarters. As a percent of same-facility nursing home census, Medicare ADC was 18.1% in the 2006 second quarter compared to 19.3% in the 2005 second quarter, and 18.6% in the 2006 first quarter. During the 2006 second quarter, nursing home occupancy on a same-facility basis declined to 91.4% from 92.6% in the 2005 second quarter, and from 92.5% in the 2006 first quarter.

EHSI’s average daily Medicare Part A rate increased 7.8% to $369.06 in the 2006 second quarter from $342.51 in the 2005 second quarter, and increased from $367.12 in the 2006 first quarter. Approximately 36.9% of Medicare census patients were classified under the nine new Resource Utilization Group (RUGs) categories, which resulted in an increase in the number of therapy residents to 83.5% in the 2006 second quarter, up from 82.5% in the 2006 first quarter.

Quarters ended June 30, 2006 and 2005
Revenue from continuing operations increased $6.7 million, or 2.2%, during the 2006 second quarter to $311.7  million from the 2005 second quarter. Newly acquired or constructed facilities, contributed $60.3 million of revenue in the 2006 second quarter, and $47.5 million in the 2005 second quarter. Revenue on a same-facility basis declined by $6.1 million, due to lower Medicaid settlement adjustments received in the 2006 second quarter of $0.4 million compared to $13.0 million in the 2005 second quarter. Prior to these settlement adjustments, same-facility revenue during the 2006 second quarter grew by $6.5 million, or 2.7%, mainly due to improvements in nursing home funding of $10.5 million as a result of rate increases and changes in acuity levels of patients served, and an improvement of $1.9 million from other items, partially offset by lower nursing home occupancy of $5.9 million.

EBITDA was $44.3 million in the 2006 second quarter compared to $53.6 million in the 2005 second quarter. As a percent of revenue, EBITDA for the quarter declined to 14.2% compared to 17.6% in the 2005 second quarter. Newly acquired or constructed facilities contributed EBITDA of $12.2 million in the 2006 second quarter compared to $11.2 million in the 2005 second quarter. Net prior period settlement adjustments were lower by $5.0 million, with $0.4 million received in the 2006 second quarter compared to $5.4 million in the 2005 second quarter. EBITDA from same-facility operations, excluding the prior period settlement adjustments, declined by $5.3 million to $31.7 million in the 2006 second quarter from $37.0 million in the 2005 second quarter.

The growth in same-facility revenue of $6.5 million (prior to the settlement adjustments mentioned above) was offset by an $11.8 million increase in operating, administrative and lease costs. Labor-related costs grew by $8.2 million, representing a 5.7% increase over the 2005 second quarter. In addition, the provision for bad debts was higher by $1.2 million and other costs were higher by $2.4 million.

Six Months ended June 30, 2006 and 2005
Net income from continuing operations for the first half of 2006 of $20.4 million compared to $32.2 million in the first half of 2005. This decline resulted from a number of items, including restructuring fees, lower prior period Medicaid settlement adjustments, below inflation Medicaid funding increases, and lower Medicare census. Lower prior period Medicaid settlement adjustments received in the first half of 2006 compared to the same 2005 period negatively impacted pre-tax earnings from continuing operations between periods by $6.7 million. The loss on disposal of assets of $2.6 million recorded in the first half of 2006 included $2.3 million of legal, audit and other professional fees associated with the proposed spin-off of ALC.

Revenue from continuing operations grew $26.0 million, or 4.4%, during the first half of 2006 to $617.8  million from the same 2005 period. Newly acquired or constructed facilities contributed revenue of $115.2 million in the first half of 2006 and $76.7 million in the same 2005 period. Revenue on a same-facility basis declined by $12.5 million, due to lower Medicaid settlement adjustments received, with $1.7 million received in the first half of 2006 compared to $28.0 million in the same 2005 period. Prior to these settlement adjustments, same-facility revenue during the first half of 2006 grew by $13.8 million, or 2.8%, mainly due to improvements in nursing home funding of $20.4 million, as a result of rate increases and changes in acuity levels of patients served, and an improvement of $3.5 million from other items, partially offset by lower nursing home occupancy of $10.1 million.

EBITDA was $85.5 million in the first half of 2006 compared to $94.1 million in the same 2005 period. As a percent of revenue, EBITDA declined to 13.8% compared to 15.9% in 2005. Newly acquired or constructed facilities contributed EBITDA of $23.4 million in the first half of 2006 compared to $16.5 million in the same 2005 period. Net prior period settlement adjustments were lower by $6.7 million, with $1.7 million received in the first half of 2006 compared to $8.4 million in the same 2005 period. EBITDA from same-facility operations, excluding the prior period settlement adjustments, declined by $8.7 million to $60.4 million in the first half of 2006 from $69.1 million in the same 2005 period.

The growth in same-facility revenue of $13.8 million (prior to the settlement adjustments mentioned above) was offset by a $22.5 million increase in operating, administrative and lease costs. Labor-related costs grew by $14.6 million, representing a 5.1% increase over the same 2005 period. In addition, the provision for bad debts was higher by $2.1 million and other costs were higher by $5.8 million.

Discontinued Operations
In the 2006 second quarter, the Company decided to dispose of a 63-bed nursing facility in Wisconsin, due to poor financial performance. As a result, the Company has reclassified the financial results of this facility to discontinued operations and recorded a pre-tax impairment charge of $1.0 million in the second quarter. The Company’s loss from discontinued operations was $1.1 million in the 2006 second quarter compared to $4.0 million in the 2005 second quarter.

Other Items
On July 31, 2006, EHSI completed the acquisition of three nursing facilities (239 beds) in Richmond, Kentucky for a total of $10.5 million in cash (approximately $44,000 per bed).

About Us
Extendicare Health Services, Inc. of Milwaukee, Wisconsin, is a wholly owned subsidiary of Extendicare Inc., and is a major provider of long-term care and related services in the United States. Through its subsidiaries, Extendicare Inc. operates 438 nursing and assisted living facilities in the United States and Canada, with capacity for over 34,700 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. Extendicare Inc. employs 38,100 people in North America.

In a separate news release issued today, Extendicare Inc. announced its 2006 second quarter financial results. On August 3, 2006, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the second quarter. The call will be webcast live, and archived, in the investor information section of the Company’s website at www.extendicare.com. Alternatively, the call in number is 1-866-898-9626 or 416-340-2216. For those unable to listen to the call live, a taped rebroadcast will be available until midnight on August 18, 2006. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3192904. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/ Investor Documents/Supplemental Information.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2006 presentation.

Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the Company’s structure from a sale or reorganization of all or part of Extendicare Inc. from the recently announced initiative by its Board of Directors; changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the Company’s ability to maintain and increase census levels; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:
Extendicare Inc.
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com
Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Income

	Three months ended		Six months ended
(thousands of U.S. dollars)	June 30		June 30
	2006	2005	2006	2005
Revenues
Nursing and assisted living facilities	303,998	297,837	602,225	577,252
Outpatient therapy	2,978	2,903	5,711	5,630
Other	4,759	4,294	9,875	8,961

	311,735	305,034	617,811	591,843
Operating and administrative costs	261,731	245,741	520,888	487,590
Lease costs	5,708	5,681	11,407	10,190

EBITDA (1)	44,296	53,612	85,516	94,063
Depreciation and amortization	12,062	11,797	23,948	21,665
Accretion of retirement obligations	215	–	429	–
Interest expense	11,727	10,179	22,897	18,735
Interest income	(342)	(266)	(813)	(638)
Valuation adjustment on interest rate caps	(324)	939	(413)	2,237
Loss (gain) on disposal of assets	2,636	(630)	2,555	(1,078)
Loss on refinancing and retirement of debt	–	–	–	275

Income from continuing operations before income taxes	18,322	31,593	36,913	52,867
Income tax expense	9,689	12,295	16,478	20,680

Net income from continuing operations	8,633	19,298	20,435	32,187

Loss from discontinued operations before income taxes	(1,943)	(6,613)	(4,965)	(7,993)
Income tax benefit on discontinued Operations	(801)	(2,614)	(2,050)	(3,159)

Net loss from discontinued operations	(1,142)	(3,999)	(2,915)	(4,834)

Net income	7,491	15,299	17,520	27,353

(1)	EBITDA refers to income from continuing operations before interest, taxes, depreciation, amortization, accretion, valuation adjustment on interest rate caps, loss (gain) on disposal of assets, and loss on refinancing and retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
(thousands of U.S. dollars)	June 30		June 30
	2006	2005	2006	2005
Operating activities
Net income	7,491	15,299	17,520	27,353
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	12,099	12,267	24,072	22,607
Provision for self-insured liabilities	2,329	2,042	4,680	4,037
Payments for self-insured liabilities	(4,305)	(2,307)	(7,542)	(7,209)
Amortization of deferred financing costs	520	455	1,033	925
Purchase accounting adjustments:
Amortization of leases and debt	(131)	(168)	(262)	(251)
Amortization of below market resident leases	(384)	(1,165)	(859)	(1,165)
Accretion of retirement obligations	220	–	439	–
Valuation adjustment on interest rate caps	(324)	939	(413)	2,237
Loss on disposal of assets	3,441	5,070	4,157	4,622
Loss on refinancing and retirement of debt	–	–	–	275
Deferred income taxes	(992)	979	453	3,497

	19,964	33,411	43,278	56,928
Changes in assets and liabilities
Accounts receivable	(14,326)	472	(21,597)	(27,252)
Supplies, inventories and other current assets	3,262	2,507	4,197	2,951
Accounts payable and accrued liabilities	5,763	(3,093)	8,923	12,383
Income taxes	384	1,449	(511)	1,135
Current due to shareholder and affiliates	(4,590)	(6,540)	(1,541)	5,204

Cash provided by operating activities	10,457	28,206	32,749	51,349

Investing activities
Payments for purchases of property and equipment	(9,672)	(5,097)	(16,255)	(11,437)
Payments for new construction projects	(3,462)	(7,407)	(5,837)	(13,106)
Acquisitions	–	(8,335)	(24,723)	(145,987)
Proceeds from sale of investments	–	976	3,054	976
Proceeds from sale of assets held for sale	487	–	1,719	–
Other assets	(109)	(619)	(357)	1,016

Cash used in investing activities	(12,756)	(20,482)	(42,399)	(168,538)

Financing activities
Proceeds from issuance of long-term debt	–	–	–	65,000
Payments of long-term debt	(827)	(1,070)	(1,644)	(20,350)
Net change in line of credit	(5,000)	4,000	17,000	52,000
Outstanding checks in excess of bank balance	–	(10,091)	(13,453)	–
Other liabilities	535	114	1,931	856

Cash provided by (used in) financing activities	(5,292)	(7,047)	3,834	97,506

Increase (decrease) in cash and cash equivalents	(7,591)	677	(5,816)	(19,683)
Cash and cash equivalents beginning of period	15,122	9,252	13,347	29,612

Cash and cash equivalents end of period	7,531	9,929	7,531	9,929

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

	June 30	December 31
(thousands of U.S. dollars)	2006	2005
Assets
Current assets
Cash and cash equivalents	7,531	13,347
Short-term investments	2,371	5,722
Accounts receivable, less allowances of $15,586 and $13,813, respectively	138,681	120,982
Supplies, inventories and other current assets	19,040	23,173
Income taxes receivable	1,083	557
Deferred state income taxes	5,027	4,660
Due from shareholder and affiliates	25,441	26,237

	199,174	194,678
Property and equipment	767,410	750,075
Goodwill and other intangible assets	86,363	85,476
Other assets	33,498	28,563

	1,086,445	1,058,792

Liabilities and Shareholder’s Equity
Current liabilities
Outstanding checks in excess of bank balance	–	13,453
Accounts payable	30,027	29,169
Accrued liabilities	125,590	117,448
Current portion of accrual for self-insured liabilities	12,500	12,500
Current portion of amounts due to shareholder and affiliates	2,995	2,975
Current maturities of long-term debt	4,250	4,142
	175,362	179,687
Long-term debt	530,268	515,084
Accrual for self-insured liabilities	18,830	21,691
Other long-term liabilities	33,979	32,652
Deferred state income taxes	58	479
Due to shareholder and affiliates	16,838	15,755

	775,335	765,348
Shareholder’s equity	311,110	293,444

	1,086,445	1,058,792

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Components of Nursing and Assisted Living Facility Revenue
(in millions)
Nursing	$247.0	$242.1	$488.4	$483.7
Assisted living	57.0	55.7	113.8	93.6

	$304.0	$297.8	$602.2	$577.3

Nursing Facility Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	35.5%	34.1%	35.7%	33.7%
Private/other	16.3	14.4	16.1	14.5
Medicaid	48.2	51.5	48.2	51.8
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,250	2,430	2,293	2,425
Private/other	1,933	1,924	1,918	1,956
Medicaid	8,212	8,242	8,252	8,280

	12,395	12,596	12,463	12,661

Percent of Average Daily Census by Payor Source (same-facility basis)
Medicare	18.1%	19.3%	18.4%	19.2%
Private/other	15.6	15.3	15.4	15.4
Medicaid	66.3	65.4	66.2	65.4
Average Revenue per Resident Day by Payor Source (excluding prior period settlement adjustments)
Medicare (Part A and B)	$403.76	$371.85	$400.93	$371.29
Private/other	218.00	198.91	217.65	197.67
Medicaid	152.20	148.21	151.24	148.14
Medicare Part A only	369.06	342.51	368.09	341.30

Assisted living facilities average daily census
Same-facility basis	1,243	1,239	1,244	1,225
Total	7,189	7,392	7,178	6,351

Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	91.4%	92.6%	91.9%	93.0%
Assisted living facilities	81.2	83.8	81.8	84.4
Combined nursing and assisted living facilities	90.3	91.8	90.9	92.2

Average Occupancy (excluding managed facilities)
Nursing facilities	91.3%	92.6%	91.8%	93.0%
Assisted living facilities	84.4	87.9	84.2	88.3
Combined nursing and assisted living facilities	88.7	90.8	89.0	91.4